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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*

         ALLIANCE BANCSHARES CALIFORNIA (as successor to ALLIANCE BANK)
                                (Name of Issuer)

                      Common Stock, No Par Value Per Share
                         (Title of Class of Securities)

                                   01853V-10-7
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

           *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  01853V-10-7
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             1  NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      THE CLARK ESTATES, INC.
                      13-5524538
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             2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                      (b) [X]
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             3  SEC USE ONLY

--------------------------------------------------------------------------------
             4  CITIZENSHIP OR PLACE OF ORGANIZATION

                      NEW YORK
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                           5  SOLE VOTING POWER
                               438,846*
     NUMBER OF             ----------------------------------------------------
     SHARES                6  SHARED VOTING POWER
   BENEFICIALLY                  -0-
   OWNED BY EACH           ----------------------------------------------------
    REPORTING              7  SOLE DISPOSITIVE POWER
     PERSON                   438,846*
     WITH                  ----------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
             9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      438,846*
--------------------------------------------------------------------------------
            10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                      [ ]

--------------------------------------------------------------------------------
            11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      9.6%
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            12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                      CO
--------------------------------------------------------------------------------

* Includes subordinated debentures convertible into 85,000 shares of Common
Stock.

                                       2
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ITEM 1(a).   NAME OF ISSUER

             Alliance Bancshares California (as successor to Alliance Bank) (the "Issuer")

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             100 Corporate Pointe, Suite 110
             Culver City, California 90230

ITEM 2(a).   NAME OF PERSON FILING

             The Clark Estates, Inc. (the "Reporting Person")

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

             One Rockefeller Plaza, 31st Floor
             New York, New York  10020

ITEM 2(c).   CITIZENSHIP

             New York

ITEM 2(d).   TITLE OF CLASS OF SECURITIES

             Common Stock, no par value per share

ITEM 2(e).   CUSIP NUMBER

             01853V-10-7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             N/A

ITEM 4.      OWNERSHIP

             (a)       Amount beneficially owned:

                       438,846 (the "Shares")

             (b)       Percent of class:

                       9.6%

             (c)       Number of shares as to which the person has:

                       (i)    Sole power to vote or to direct the vote

                              438,846
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                       (ii)   Shared power to vote or to direct the vote

                              -0-

                       (iii) Sole power to dispose or to direct the disposition of

                              438,846

                       (iv) Shared power to dispose or to direct the disposition of

                                  -0-

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             N/A

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             The Residuary Trust u/w Stephen C. Clark, Jr. has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares. Such person has an interest exceeding five percent.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

             N/A

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             N/A

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             N/A

ITEM 10.     CERTIFICATION

             (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 8, 2002
--------------------------
DATE


/s/ Kevin S. Moore
--------------------------
SIGNATURE



Kevin S. Moore
President
The Clark Estates, Inc.
---------------------------
NAME/TITLE



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